UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                          August Technology Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    05106U105

                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)



----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 17 Pages

CUSIP No. 05106U105                    13G/A                  Page 2 of 17 Pages


-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Ramius Capital Group, LLC 13-3937658
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    1,784,993
SHARES
             ------------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
             ------------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    1,784,993
REPORTING
             ------------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,784,993
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.76%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          IA
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G/A                  Page 3 of 17 Pages


-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          RCG Ambrose Master Fund, Ltd.
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    222,224
SHARES
             ------------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
             ------------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    222,224
REPORTING
             ------------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          222,224
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.21%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          CO
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G/A                  Page 4 of 17 Pages


-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          RCG Halifax Fund, Ltd.
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    229,568
SHARES
             ------------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
             ------------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    229,568
REPORTING
             ------------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          229,568
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.25%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          CO
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G/A                  Page 5 of 17 Pages


-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Ramius Master Fund, Ltd.
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    995,017
SHARES
             ------------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
             ------------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    995,017
REPORTING
             ------------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          995,017
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.44%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          CO
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G/A                  Page 6 of 17 Pages


-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Ramius Securities, L.L.C.   58-2253019
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    338,184
SHARES
             ------------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
             ------------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    338,184
REPORTING
             ------------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          338,184
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.85%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          BD
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G/A                  Page 7 of 17 Pages


-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Ramius Advisors, LLC 13-3954331
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    995,017
SHARES
             ------------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
             ------------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    995,017
REPORTING
             ------------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          995,017
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.44%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          OO
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G/A                  Page 8 of 17 Pages


-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          C4S & Co., LLC 13-3946794
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    1,784,993
SHARES
             ------------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
             ------------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    1,784,993
REPORTING
             ------------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,784,993
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.76%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          OO
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G/A                  Page 9 of 17 Pages


-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Peter A. Cohen
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
             ------------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,784,993
OWNED BY
             ------------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
             ------------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,784,993
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,784,993
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.76%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          IN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G/A                 Page 10 of 17 Pages


-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Morgan B. Stark
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
             ------------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,784,993
OWNED BY
             ------------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
             ------------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,784,993
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,784,993
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.76%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          IN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G/A                 Page 11 of 17 Pages


-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Thomas W. Strauss
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
             ------------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,784,993
OWNED BY
             ------------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
             ------------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,784,993
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,784,993
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.76%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          IN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G/A                 Page 12 of 17 Pages


-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Jeffrey M. Solomon
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
             ------------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,784,993
OWNED BY
             ------------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
             ------------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,784,993
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,784,993
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.76%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          IN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G/A                 Page 13 of 17 Pages


     This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on July 8, 2005 (as amended, the "Schedule 13G") with respect to shares of common stock no par value per share of August Technology Corporation, a Minnesota Corporation (the "Company"). Capitalized terms used herein and no otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Item 4 in its entirety as set forth below.

Item 4.   Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          As of the date hereof, (i) RCG Ambrose Master Fund, Ltd., a Cayman Islands company ("Ambrose") owns 222,224 shares of Common Stock, (ii) RCG Halifax Fund, Ltd., a Cayman Islands company ("Halifax") owns 229,568 shares of Common Stock, (iii) Ramius Master Fund, Ltd., a Cayman Islands Company ("Ramius Master Fund") owns 995,017 shares of Common Stock, and (iv) Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities") owns 338,184 shares of Common Stock. In addition, (i) Ramius Advisors, LLC, a Delaware limited liability company ("Ramius Advisors") may be deemed to beneficially own the 995,017 shares owned by Ramius Master Fund and (ii) each of Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius Capital"), C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") may be deemed to beneficially own all shares of Common Stock held by Ambrose, Halifax, Ramius Master Fund and Ramius Securities, an aggregate number of 1,784,993 shares of Common Stock.

          Note: Ramius Capital is the investment advisor of Ambrose and Halifax and has the power to direct some of the affairs of Ambrose and Halifax, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Advisors is the investment advisor of Ramius Master Fund and has the power to direct some of the affairs of Ramius Master Fund, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Capital is the managing member of Ramius Advisors. Ramius Securities is a broker dealer affiliated with Ramius Capital. Ramius Capital is the Managing Member of Ramius Securities. C4S is the managing member of Ramius Capital and in that capacity directs its operations. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Ambrose, Halifax, Ramius Master Fund and Ramius Securities and the filing of this statement shall not be construed as an admission that any such person is the beneficial owner of any such securities.

          (b)  Percent of class:

               Based on the Form 10Q filed by the Company on November 9, 2005, there were 18,294,438 shares of Common Stock outstanding as of October 31, 2005. Therefore, (i) Ambrose may be deemed to beneficially own 1.21% of the outstanding shares of Common Stock, (ii) Halifax may be deemed to beneficially own 1.25% of the outstanding shares of Common Stock, (iii) each of Ramius Master

CUSIP No. 05106U105                    13G/A                 Page 14 of 17 Pages


Fund and Ramius Advisors may be deemed to beneficially own 5.44% of the outstanding shares of Common Stock, (iv) Ramius Securities may be deemed to beneficially own 1.85% of the outstanding shares of Common Stock, and (v) each of Ramius Capital, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed to beneficially own 9.76% of the outstanding shares of Common Stock.

          (c)  Number of shares as to which such person has:

                (i) Sole power to vote or to direct the vote:

                    See Item 4(a)

               (ii) Shared power to vote or to direct the vote

                    See Item 4(a)

              (iii) Sole power to dispose or to direct the disposition of

                    See Item 4(a)

               (iv) Shared power to dispose or to direct the disposition of

                    See  Item 4(a)

Exhibits:

Exhibit I: Power of attorney for Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon dated March 11, 2005.

CUSIP No. 05106U105                    13G/A                 Page 15 of 17 Pages


                                   SIGNATURES

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 14, 2006

RAMIUS CAPITAL GROUP, LLC

By: C4S & Co., L.L.C.,
    as Managing Member

RCG AMBROSE MASTER FUND, LTD.

By: Ramius Capital Group, LLC,
    its Investment Advisor

By: C4S & Co., L.L.C.,
    its Managing Member

RCG HALIFAX FUND, LTD.

By: Ramius Capital Group, LLC,
    its Investment Advisor

By: C4S & Co., L.L.C.,
    as Managing Member

RAMIUS MASTER FUND, LTD.

By: Ramius Advisors, LLC,
    its Investment Advisor

By: Ramius Capital Group, LLC,
    its Managing Member

By: C4S & Co., L.L.C.,
    as Managing Member

RAMIUS SECURITIES, L.L.C.

By: Ramius Capital Group, LLC,
    its Managing Member

By: C4S & Co., L.L.C.,
    its Managing Member

RAMIUS ADVISORS, LLC

By: Ramius Capital Group, LLC,
    its Managing Member

By: C4S & Co., L.L.C.,
    as Managing Member

CUSIP No. 05106U105                    13G/A                 Page 16 of 17 Pages


C4S & CO., L.L.C.

By: /s/ Jeffrey M. Solomon
    ----------------------
    Authorized Person

PETER A. COHEN

MORGAN B. STARK

THOMAS W. STRAUSS

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
-----------------------
By: Jeffrey M. Solomon
Individually and as Attorney-in-Fact for each of Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss

CUSIP No. 05106U105                    13G/A                 Page 17 of 17 Pages


                                                                       EXHIBIT I

                                POWER OF ATTORNEY


     The undersigned hereby appoints Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, or any of them, his true and lawful attorney-in fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto and any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's beneficial ownership of, or participation in a group with respect to, securities directly or indirectly beneficially owned by Ramius Capital Group, LLC or any of its affiliates, and granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, or any of them, under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or Schedule 13Gs unless revoked earlier in writing.

Date:    March 11, 2005

                                            /s/ Peter A. Cohen
                                            --------------------------------
                                            Peter A. Cohen



                                            /s/ Morgan B. Stark
                                            --------------------------------
                                            Morgan B. Stark



                                            /s/ Thomas W. Strauss
                                            --------------------------------
                                            Thomas W. Strauss



                                            /s/ Jeffrey M. Solomon
                                            --------------------------------
                                            Jeffrey M. Solomon